UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	November 1, 2007

AMNUTRIA DAIRY INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-52174	80-0137632
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11990 Market Street, Suite 205 Reston, Virginia 20190
(Address of Principal Executive Offices)

Registrant's telephone number, including area code:	(703) 867-9247

2275 Huntington Drive, #278 San Marino, California 91108
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

࿶ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

࿶ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

࿶ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

࿶ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 1, 2007 (the “Effective Date”), Amnutria Dairy Inc. (the “Company”) and Shu Kaneko entered into an Employment Agreement (the “Employment Agreement”), pursuant to which Mr. Kaneko will serve as the Company’s Chief Financial Officer. The Employment Agreement commenced on the Effective Date and will terminate on the second anniversary thereof (the “Employment Period”), unless extended as provided for in the Employment Agreement.

In consideration for Mr. Kaneko’s services, the Company will pay Mr. Kaneko a minimum annual salary of $150,000 (the “Base Salary”). In addition to the Base Salary, Mr. Kaneko may receive a discretionary bonus at the Company’s fiscal year end, in an amount up to three (3) months of his Base Salary. As additional consideration, Mr. Kaneko may receive issuances and/or grants of securities of the Company, in amounts, and subject to terms and conditions, to be determined by the Board of Directors, in its sole discretion.

During the Employment Period:

•	Mr. Kaneko will serve as a member of the Company’s Board of Directors, for no additional consideration, except as may be provided to all directors generally;

•	the Company will provide Mr. Kaneko with all benefits generally made available to its senior executives;

•	the Company will reimburse Mr. Kaneko for all reasonable business expenses; and

•	Mr. Kaneko will be entitled to twenty-five (25) days of paid vacation per year.

Mr. Kaneko’s employment may be terminated prior to the expiration of the Employment Period as follows:

•	Mr. Kaneko’s employment will terminate immediately upon his death;

•	the Company will have the right to terminate Mr. Kaneko’s employment during the continuance of Mr. Kaneko’s “Disability” (as defined in the Employment Agreement), upon fifteen (15) days’ prior notice;

•	the Company will have the right to terminate Mr. Kaneko’s employment with or without “Good Cause” (as such term is defined in the Employment Agreement) by written notice Mr. Kaneko; and

•	Mr. Kaneko will have the right to voluntarily resign his employment with or without “Good Reason” (as such term is defined in the Employment Agreement) by written notice to the Company.

In each case, the “Termination Date” will be date as of which Mr. Kaneko’s employment with the Company terminates.

In the event the Company terminates Mr. Kaneko’s employment without Good Cause, or Mr. Kaneko resigns for Good Reason, the Company will pay Mr. Kaneko his Base Salary for the period of six (6) months, and any Base Salary, bonuses, vacation and unreimbursed expenses accrued but unpaid as of the Termination Date. In addition, the Company will, at its sole expense, provide Mr. Kaneko (and his dependents) with coverage under the Company’s medical and health insurance plans for the period of twelve (12) months.

Upon termination of Mr. Kaneko’s employment upon his death, as a result of his Disability, for Good Cause, or as a result of his voluntary resignation, the Company will have no payment or other obligations to Mr. Kaneko, except for the payment of any Base Salary, bonuses, benefits or unreimbursed expenses accrued but unpaid as of the Termination Date.

Mr. Kaneko has agreed to standard confidentiality, non-compete and non-solicitation provisions. He has also agreed that all “Work Product” he develops during the Employment Period belongs to the Company.

The Company has agreed to indemnify and hold Mr. Kaneko harmless to the full extent permitted by the Nevada Revised Statutes, and other relevant statutes. In addition, the Company may, for its own benefit, in it sole discretion, maintain “key-man” life and disability insurance policies covering Mr. Kaneko.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Employment Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of  Certain Officers; Compensatory Arrangements of Certain Officers.

On November 1, 2007, the Company entered into an Employment Agreement with Shu Kaneko, pursuant to which Mr. Kaneko will serve as the Company’s Chief Financial Officer, and a member of the Company’s Board of Directors. In addition, Mr. Kaneko will serve as the Company’s Secretary. Reference is made to the disclosure set forth under Item 1.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

Prior to joining the Company, Mr. Kaneko, 40, was a Manager with Ernst & Young Financial Services Advisory Group, commencing in June 2001. He earned his M.B.A. degree from Georgetown University in 2001.

Mr. Kaneko does not currently hold, and during the past five (5) years has not held, any directorships with other reporting companies. In addition, he does not have family relationships with any of the Company’s other directors or executive officers. Except as set forth in Item 1.01 above, Mr. Kaneko is not a party to any transaction with the Company in which the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for the last three (3) completed fiscal years.

The press release announcing Mr. Kaneko’s engagement is attached hereto as Exhibit 99.1, and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(a) Not applicable

(b) Not applicable

(c) Exhibits

The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K.

Exhibit No.	Description
10.1	Employment Agreement between the Company and Shu Kaneko, dated November 1, 2007

99.1	Press release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMNUTRIA DAIRY INC.
(Registrant)

Date: November 7, 2007	By:	/s/ Yang Yong Shan
Yang Yong Shan
Chairman, Chief Executive Officer and President